UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 30, 2017

SharpSpring, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36280	05-0502529
(State or other jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

550 SW 2nd Avenue, Gainesville, FL	32601
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 888-428-9605

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Richard Carlson

On March 30, 2017, the registrant entered into an employee agreement amendment with Richard Carlson, the registrant’s Chief Executive Officer and President. The employee agreement amendment amends Mr. Carlson’s previous employee agreement to (i) increase his base salary to $250,000 per year effective as of March 16, 2017, (iii) decrease his annual bonus opportunity to $50,000, and (ii) reflect the recent stock option granted to Mr. Carlson to purchase up 100,000 shares of the registrant’s common stock. The options vest over a 4 year period, with 1/48 vesting each month. The description of Mr. Carlson’s employee agreement amendment is not complete, and is qualified in its entirety by reference to the employee agreement amendment attached hereto as Exhibit 10.1, which is incorporated by reference herein.

Adoption of 2017 Executive Bonus Plan

On March 30, 2017, the registrant adopted the following 2017 Executive Bonus Plan for its executive officers:

Bonus plan for executive officers:

a.	Bonus is based on Revenue and EBITDA at target per budget:

i. Below 85% of plan the bonus will not be paid

ii. Between 85% and 100% the bonus will be 50% of target

iii. At plan bonus is 100%

iv. Above plan bonus is paid at the rate of plan (so if Revenue is at 105% of plan then bonus is 105% of target)

v. Bonus is capped at 125% of target

vi. Bonus will be paid annually, following the finalization of the Company’s results.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits:

Exhibit No.	Description
10.1	Employee Agreement Amendment – Richard Carlson

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SharpSpring, Inc.

By:	/s/ Edward S. Lawton
Edward S. Lawton,
Chief Financial Officer

Dated: April 5, 2017